Exhibit 99.1

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

Internet Commerce Corporation Announces Financial Results for Third Quarter Fiscal 2007

Norcross, Georgia – June 5, 2007 - Internet Commerce Corporation (ICC) (NasdaqCM: ICCA), a leader in business-to-business e-commerce solutions, today announced financial results for its fiscal third quarter 2007.

“Overall, this quarter was productive for ICC in regards to our ‘Growth with Profitability’ strategy,” said Thomas Stallings, chief executive officer of ICC. “With our continued focus on revenue growth, streamlined operations and shareholder value, we met our internal financial forecasts with a 19% increase in revenue and a 32% increase in operating income, implemented organizational changes to save approximately $1.3 million annually beginning in the fourth quarter fiscal 2007 and announced a definitive agreement to acquire EasyLink Services Corporation.”

Mr. Stallings continued, “We made great progress toward achieving our long-term marketplace and financial goals, and I am confident that our core strength in operational excellence will result in a solid performance for fiscal year 2007.”

Third Quarter Fiscal Year 2007 Results

Third quarter revenue from continuing operations in fiscal 2007 was approximately $5.4 million, up 19% compared with our third quarter of fiscal 2006 revenues of approximately $4.5 million. In the EC Solutions segment, comprised of the ICC.NETTM Value Added Network, browser-based and hosted applications and desktop software, third quarter revenues from continuing operations were approximately $4.1 million, up 28% from approximately $3.2 million in the fiscal third quarter 2006 period. Revenues from the EC Services segment, comprised of the EC service center, managed services and professional services, were approximately $1.29 million, down 3% from approximately $1.33 million in the third quarter of fiscal 2006.

Total expenses from continuing operations increased 17% in third quarter fiscal 2007 from the prior-year period to $4.8 million from $4.1 million. The increase in expenses during the quarter was primarily driven by the acquisition of Enable Corp and restructuring charges to eliminate redundancy from acquisitions and streamlined operations.

Operating income increased 32% to approximately $635,000 in third quarter fiscal 2007 from approximately $482,000 for the same period in fiscal 2006. With a $124,000 increase in provision for income taxes, consisting primarily of state income taxes not covered by our existing state net loss carryforwards and a true up of past years’ state income tax timing differences as a result of changing the tax year-end from December 31 to July 31, net income was approximately $551,000 compared to a net income of approximately $550,000 for third quarter fiscal 2006. Basic and diluted income per common share from continuing operations were $0.02 as compared with $0.02 per basic and diluted common share for the fiscal 2006 period.

Nine Month Fiscal 2007 Results

For the nine months ended April 30, 2007, revenues from continuing operations totaled approximately $16.5 million, up 13% compared with the first nine months fiscal 2006 revenues of approximately $14.6 million. Net income was approximately $1.8 million compared to a net income of approximately $1.6 million for the same period in fiscal 2006, an increase of 11%. Basic and diluted income per common share from continuing operations were $0.08 and $0.07, respectively, as compared to $0.07 per basic and diluted common share for the nine month period of fiscal 2006 period.

The Company ended the first nine months of fiscal 2007 with approximately $7.0 million of cash on hand. The balance sheet remains strong with current assets ending at approximately $11.8 million and current liabilities at approximately $2.0 million.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (NasdaqCM: ICCA), headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.

INTERNET COMMERCE CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2007	2006	2007	2006

Service revenues	$5,390	$4,535	$16,500	$14,565

Expenses:
Cost of services	1,999	1,579	5,828	5,234
Product development and enhancement	595	192	1,898	502
Selling and marketing	380	567	1,269	1,560
General and administrative	1,781	1,715	5,610	5,650
	4,755	4,053	14,605	12,946
Operating income	635	482	1,895	1,619

Other income (expense):
Interest and investment income	70	75	233	134
Interest expense	(19)	(23)	(59)	(136)
Other income (expense)	—	27	(21)	55
	51	79	153	53
Income before provision for income taxes	686	561	2,048	1,672

Provision (benefit) for income taxes, current	135	11	219	28

Net income	551	550	1,829	1,644

Dividends on preferred stock	(49)	(97)	(233)	(299)
Extinguishment of dividends on retired preferred stock	—	—	200	—

Net income attributable to common stockholders	$502	$453	$1,796	$1,345

Basic income per common share	$0.02	$0.02	$0.08	$0.07
Diluted income per common share	$0.02	$0.02	$0.07	$0.07
Anti-dilutive stock options and warrants outstanding	2,371,473	1,075,057	1,482,592	1,600,841

Weighted average number of common shares outstanding – basic	22,823,776	20,370,591	22,759,581	19,982,232
Weighted average number of common shares outstanding – diluted	24,234,565	22,943,061	24,674,040	21,900,688

INTERNET COMMERCE CORPORATION

Consolidated Balance Sheets

(in thousands)

	April 30,	July 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,047	$6,989
Accounts receivable, net of allowance for doubtful accounts and allowance for sales returns and allowances of $448 and $458, respectively	4,106	3,631
Prepaid expenses and other current assets	684	462
Total current assets	11,837	11,082

Restricted cash	433	433
Property and equipment, net	1,058	1,113
Goodwill	6,169	6,148
Other intangible assets, net	4,001	4,830
Other assets	41	38
Total assets	$23,539	$23,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$398	$662
Accrued expenses	889	575
Accrued dividends – preferred stock	66	232
Deferred revenue	237	262
Lease liability from acquisition	266	250
Other current liabilities	135	116
Total current liabilities	1,991	2,097

Long-term lease liability from acquisition	776	967
Total liabilities	2,767	3,064

Stockholders’ Equity:
Preferred stock	*	*
Common stock	230	227
Additional paid-in capital	101,403	103,043
Accumulated deficit	(80,861)	(82,690)
Total stockholders’ equity	20,772	20,580

Total liabilities and stockholders’ equity	$23,539	$23,644

* less than 1,000